Exhibit (a)(1)(H)

PROMISE TO GRANT NEW OPTION

     TO: [Insert name of employee]

     FROM: Business Objects S.A.

     In exchange for your agreement to cancel a stock option covering ____________ ordinary shares (“Old Option”) granted by Business Objects S.A. (“Business Objects”), Business Objects hereby promises to grant you a stock option covering ____________ ordinary shares of Business Objects’ no earlier than May 15, 2003 (the “New Option”). [The exercise price of the New Option will be the higher of (i) the closing price on the Paris stock exchange on the day preceding date of grant and (ii) 80% of the 20 trading days average closing prices on such market prior to the grant date.] OR [The exercise price per share of the New Option will be the higher of (i) 100% of the closing price of our shares as reported on the Premier Marché of Euronext Paris S.A. on the last trading day before the date of grant, and (ii) 80% of the average of the closing prices of our shares on that market over the twenty trading days before the grant date.] [This is for Italy-based employees only]

     The New Option will otherwise be subject to:

•	the standard terms and conditions under Business Objects’ [1999 Stock Option Plan, as amended] OR [2001 Stock Option Plan, as amended]; and

•	a new option agreement between Business Objects and you.

•	[a joint election whereby joint election whereby you agree to accept the transfer of the whole of the National Insurance Liability related to the new options.] [For U.K. employees only.]

     In order to receive the New Option, you must be an employee of Business Objects or one of its affiliates (meaning entities in which the Company owns directly or indirectly 10% or more of the voting rights of such entities) on the date the New Option is granted. This promise to grant does not constitute a guarantee of employment with Business Objects or any of its affiliates for any period.

     This Promise to Grant New Option is subject to the terms and conditions of the Offer to Grant dated October 11, 2002, the email to eligible employees and the Election Form [For U.K. employees [and the joint election form]] previously completed and submitted by you to Business Objects, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Business Objects with respect to this transaction. This Promise to Grant New Option may only be amended by means of a writing signed by you and a duly authorized officer of Business Objects.

[Signature Page to Follow]

BUSINESS OBJECTS S.A.

By: ___________________________________	Date: _______________, 2002

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